SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a)
               of the Securities Exchange Act of 1934
                        (Amendment No. ____)

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[x]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(3)(2)

[ ]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c)  or

      Section 240.14a-12

                    MILLER INDUSTRIES, INC. (TN)
          -----------------------------------------------
          (Name of Registrant as Specified in Its Charter)

                     MILLER INDUSTRIES, INC. (TN)
            --------------------------------------------
             (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),

      14a-6(i)(2) or 14a-6(j)(2) or Item 22(a)(2) of Schedule 14A.
[ ]   $500 per each party to the controversy pursuant to Exchange

      Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:
          __________________________________________________

      2) Aggregate number of securities to which transaction applies:

          __________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          __________________________________________________

      4)  Proposed maximum aggregate value of transaction:
          __________________________________________________

      5)  Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

          __________________________________________________

      2)  Form, Schedule or Registration Statement No.:

          __________________________________________________

      3)  Filing Party:

          __________________________________________________

      4)  Date Filed:

          __________________________________________________

                     [MILLER INDUSTRIES, INC.] [LOGO]
                          900 Circle 75 Parkway
                         Atlanta, Georgia  30339
                              (770) 988-0797

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Miller Industries, Inc. (the "Company") will be held at 11:00 a.m. (Eastern Time), on Friday, August 30, 1996 at the Atlanta Marriott Northwest, 200 Interstate North Parkway, Atlanta, Georgia for the following purposes:

     1. To elect two (2) directors to hold office for a term of three (3) years or until their successors are duly elected and qualified;

     2. To consider and act upon a proposal to amend the Company's Non-Employee Director Stock Option Plan to increase the number of shares issuable thereunder;

     3. To consider and act upon a proposal to amend the Company's Stock Option and Incentive Plan to increase the number of shares issuable thereunder;

     4. To consider and act upon a proposal to amend the Company's Charter to increase the number of authorized shares of Common Stock;

     5. To consider and act upon a proposal to amend the Company's Charter to increase the maximum number of directors which may constitute the entire Board of Directors;

     6. To consider and act upon a proposal to ratify the appointment of Arthur Andersen, LLP as the independent accountants of the Company; and

     7. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on July 20, 1996 are entitled to notice of and to vote at the Annual Meeting. Your attention is directed to the Proxy Statement accompanying this notice for a complete statement regarding matters to be acted upon at the Annual Meeting.

                              By order of the Board of Directors,


                              Frank Madonia
                              Secretary
Atlanta, Georgia
July ___, 1996

WE URGE YOU TO ATTEND THE ANNUAL MEETING.  WHETHER OR NOT YOU
PLAN TO ATTEND, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED
PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED.

                     MILLER INDUSTRIES, INC.
                      900 Circle 75 Parkway
                     Atlanta, Georgia  30339
                          (770) 988-0797

                       PROXY STATEMENT FOR
                  ANNUAL MEETING OF SHAREHOLDERS

     The accompanying proxy is solicited by the Board of Directors of Miller Industries, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Atlanta Marriott Northwest, 200 Interstate North Parkway, Atlanta, Georgia, on Friday, August 30, 1996 at 11:00 a.m. (Eastern
Time), and any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders.
This proxy material was first mailed to shareholders on or about
July ___, 1996.

     A shareholder who signs and returns a proxy may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless revoked, the shares represented by the proxy will be voted at the Annual meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted FOR the election of the two director nominees, FOR the amendment of the Company's Non-Employee Director Stock Option Plan (the "Director Plan"), FOR the amendment of the Company's Stock Option and Incentive Plan (the "1994 Plan"), FOR both amendments to the Company's Charter, and FOR the ratification of Arthur Andersen, LLP as the independent accountants of the Company.

     The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. However, if any other matter properly does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

     Only holders of the common stock of the Company, $0.01 par value per share (the "Common Stock"), at the close of business on July 20, 1996 are entitled to vote at the Annual Meeting. On such date, the Company had issued and outstanding __________ shares of Common Stock. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

     The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and also may be made by the Company's executive officers or employees personally or by telephone or telegram. The Company does not anticipate paying any compensation to any other party other than its regular employees for this solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of June 28, 1996, certain information with respect to (a) all shareholders known to be "beneficial owners" (as that term is defined in the rules of the Securities and Exchange Commission) of more than five percent of the Common Stock; and (b) the Common Stock "beneficially owned" (i) by the directors and (ii) by the executive officers named in the Summary Compensation Table (the "Named Executive Officers"), both individually and as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

                                                       Amount and Nature       Percentage of
                                                        of Beneficial          Common Stock
Name and Address of Beneficial Owner                     Ownership <F1>         Outstanding <F1>
- - ------------------------------------                   ------------------      -----------------
William G. Miller<F2>                                    3,378,563                   29.2%
Jeffrey I. Badgley                                          60,750 <F3>                *
Frank Madonia                                               58,875 <F4>                *
J. Vincent Mish                                             58,875 <F4>                *
L. Stanley Neely                                            52,500 <F5>                *
A. Russell Chandler, III                                    32,500 <F6>                *
Paul E. Drack                                               17,500 <F7>                *
Stephen A. Furbacher                                        22,000 <F7>                *
H. Patrick Mullen                                           38,500 <F7>                *
Richard H. Roberts                                          19,000 <F7>                *

All Executive Officers and Directors as a Group          3,396,440 <F>8               32.1%
         (11 persons)
____________________________
*Less than one percent

<F1>  For the purpose of determining "beneficial ownership," the rules of the Securities and Exchange Commission (the "SEC") require that every person who has or shares the power to vote or dispose of shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. As a consequence, many persons may be deemed to be the "beneficial owners" of the same securities. The SEC rules also require that certain shares of stock that a beneficial owner has the right to acquire within sixty days of the date set forth above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of calculating the percentage ownership of such owner, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.
<F2>  Mr. Miller's business address is c/o Miller Industries, Inc., 900
      Circle 75 Parkway, Suite 1250, Atlanta, Georgia 30339.
<F3>  Includes 38,250 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
<F4>  Includes 36,375 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
<F5>  Includes 30,000 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
<F6>  Includes 4,500 shares held in trust for the benefit of Mr. Chandler's children and 16,000 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
<F7>  Includes 16,000 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
<F8>  Includes 255,875 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.

                    PROPOSAL 1: ELECTION OF DIRECTORS

     Pursuant to the Company's Charter and Bylaws, the Board has fixed the number of directors at seven. Under the terms of the Company's Charter and Bylaws, the members of the Board of Directors are divided into three classes (Class I, Class II, and Class III). The Class II directors (which include Mr. Chandler and Mr. Badgley) are standing for reelection at the Annual Meeting and, if reelected, will serve until the annual meeting of shareholders in 1999. The term of the Class I directors (which includes Mr. Miller and Mr. Roberts) expires at the time of the 1998 annual meeting of shareholders, and the term of the Class III directors (which includes Mr. Drack, Mr. Furbacher and Mr. Mullen) expires at the time of the 1997 annual meeting of shareholders. At each succeeding annual meeting of shareholders successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. The Board may fill directorships resulting from vacancies or may decrease the number of directors. Executive officers are appointed annually and serve at the discretion of the Board of Directors.

     Unless contrary instructions are received, shares of voting securities of the Company represented by duly executed proxies will be voted in favor of the election of the nominees named below. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration.

     The nominees for election shall be elected by a plurality of the votes cast by holders of the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors, but rather each shareholder shall have one vote for each director for each share of Common Stock held by such shareholder.

     The following persons are the nominees for election to serve as Class II directors. Both nominees are presently directors of the Company. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

                              Class of Director;
                               Annual Meeting at
Name of Director               Which Term Expires          Background Information
- - ----------------              -------------------          ----------------------

A. Russell Chandler, III           II; 1996                Mr. Chandler, 51, has served as a director of the
                                                           Company since April 1994.  He serves on the board of
                                                           Summit Partners, a venture capital partnership, and is
                                                           founder and Chairman of Whitehall Group Ltd., a private
                                                           investment firm based in Atlanta, Georgia.  Mr. Chandler
                                                           is also the Mayor of the Olympic Village for the Atlanta
                                                           Committee for the Olympic Games, a position he has held
                                                           since 1990.  From 1987 to 1993, he served as Chairman of
                                                           United Plastic Films, Inc., a manufacturer and
                                                           distributor of plastic bags.  He founded Qualicare,
                                                           Inc., a hospital management company, in 1972 and served
                                                           as President and Chief Executive Officer until its sale
                                                           in 1983.  In addition, Mr. Chandler serves on a number
                                                           of community advisory boards, including the Wharton
                                                           Graduate Advisory Board and the Georgia Tech Foundation
                                                           Board of Trustees.
Jeffrey I. Badgley                 II; 1996                Mr. Badgley, 44, has served as President and Chief
                                                           Operating Officer of the Company since June 1996 and as
                                                           a director since January 1996.  In addition, Mr. Badgley
                                                           is President of Miller Industries Towing Equipment, a
                                                           subsidiary of the Company (Miller Industries Towing
                                                           Equipment").  Mr. Badgley served as Vice President - Sales of Miller Industries Towing Equipment from 1988 to 1996.
                                                           Mr. Badgley served for over five years as Vice President
                                                            - Sales and Marketing of Challenger Wrecker Corporation
                                                           ("Challenger Wrecker"), a position he held from 1982 until joining Miller Industries Towing Equipment.  He served as
                                                           Vice- President of the Company from April 1994 to June 1996.



        The following five persons currently are members of the Board of Directors and will continue in their present positions after the Annual Meeting. THE FOLLOWING PERSONS ARE NOT NOMINEES, AND SHAREHOLDERS ARE NOT BEING ASKED TO VOTE FOR THEM. Certain information relating to the following persons has been furnished to the Company by the individuals named.

                             Class of Director;
                             Annual Meeting at
   Name of Director          Which Term Expires                       Background Information
   ----------------          -------------------                      -----------------------

William G. Miller                  I; 1998           Mr. Miller, 49, has served as Chairman of the Board and
                                                     Chief Executive Officer of the Company since April 1994
                                                     and spends substantially all of his time on Company
                                                     matters.  He also served as President of the Company
                                                     from April 1994 until June 1996. Mr. Miller served as
                                                     Chairman of Miller Group, Inc., from August 1990 through
                                                     May 1994, as its President from August 1990 to March
                                                     1993, and as its Chief Executive Officer from March 1993
                                                     until May 1994.  Mr. Miller also serves as Chairman of
                                                     Flow Measurement, Inc. ("Flow Measurement"), a maker of
                                                     industrial flow meters, and served as its President from
                                                     February 1987 until April 1994.  Mr. Miller beneficially
                                                     owns 80% of the capital stock of Flow Measurement.
                                                     Prior to 1987, Mr. Miller served in various management
                                                     positions for Bendix Corporation, Neptune International
                                                     Corporation, Wheelabrator-Frye Inc. and The Signal
                                                     Companies, Inc.

Richard H. Roberts                 I; 1998           Mr. Roberts, 41, has served as a director of the Company
                                                     since April 1994.  Mr. Roberts currently serves as
                                                     Senior Vice President, Secretary and General Counsel of
                                                     Landair Services, Inc., a position he has held since
                                                     August, 1994.  Mr. Roberts was partner in the law firm
                                                     of Baker, Worthington, Crossley & Stansberry, counsel to
                                                     the Company, from January 1991 to August 1994 and prior
                                                     thereto was an associate of the firm for a period in
                                                     excess of five years.  Mr. Roberts has served as a
                                                     director of Landair Services, Inc. since May 1995.

                                  -5-

                             Class of Director;
                             Annual Meeting at
   Name of Director          Which Term Expires                       Background Information
   ----------------          -------------------                      -----------------------

Paul E. Drack                     III; 1997          Mr. Drack, 67, has served as a director of the Company
                                                     since April 1994.  Mr. Drack retired in December 1993 as
                                                     President and Chief Operating Officer of AMAX Inc.,
                                                     positions he held since August 1991.  From 1985 to 1991,
                                                     Mr. Drack served in various capacities for operating
                                                     subsidiaries of AMAX Inc. including Chairman, President
                                                     and Chief Executive Officer of Alumax Inc. and President
                                                     of Kawneer Company.  He was a director of AMAX Inc. from
                                                     1988 to 1993.  Prior to its acquisition by another
                                                     entity in November 1993, AMAX Inc. was a producer of
                                                     aluminum and manufactured aluminum products with
                                                     interests in domestic energy and gold production.

Stephen A. Furbacher              III; 1997          Mr. Furbacher, 74, has served as a director of the
                                                     Company since April 1994 and of Miller Group since
                                                     January 1993.  Since 1986, Mr. Furbacher has been a
                                                     business consultant and has been involved in various
                                                     corporate turnarounds and reorganizations.  Over the
                                                     past 25 years Mr. Furbacher has served on the boards of
                                                     various public companies, including Fleet Financial
                                                     Group, AMAX Inc., Kennecott Copper Corporation, Amerace
                                                     Corporation and Bostrom Manufacturing Company.  He
                                                     presently serves on the board of United Film
                                                     Incorporated.

H. Patrick Mullen                 III; 1997          Mr. Mullen, 48, has served as a director of the Company
                                                     since April 1994 and of Miller Group since January 1993.
                                                     Mr. Mullen has served as President of Flow Measurement
                                                     since April 1994 and as President of Hersey Measurement
                                                     Company, a division of Flow Measurement, since May 1990.
                                                     He was Vice President-Sales and Marketing of Flow
                                                     Measurement from 1987 until May 1990.  Prior to 1987,
                                                     Mr. Mullen served in various management positions for
                                                     Trackmobile, Inc., Neptune Measurement Company and The
                                                     Singer Company.

     The Board of Directors held four meetings during the fiscal year ended April 30, 1996. The Board of Directors has Audit, Compensation,
Executive and Nominating Committees. The Audit Committee is comprised of Messrs. Drack, Furbacher and Roberts. The Audit Committee meets with the Company's independent auditors to review the Company's financial statements and it is the function of this committee to ensure that the Company's financial statements accurately reflect the Company's financial position and results of operations. The Audit Committee held four meetings during fiscal 1996.

     The purpose of the Compensation Committee is to establish, among other things, salaries, bonuses and other compensation for the Company's officers, and to administer the Company's stock option and other employee benefit plans. Messrs. Chandler, Furbacher and Roberts comprise the Compensation Committee, which met two times during fiscal 1996.

     The Executive Committee is comprised of Messrs. Furbacher, Badgley and Miller. The Executive Committee held one meeting during fiscal
1996.
     The Nominating Committee is comprised of Messrs. Badgley, Miller and Mullen. The Nominating Committee was established to evaluate candidates for service as directors to the Company. The Nominating Committee held one meeting during fiscal 1996.

     All incumbent directors attended more than 75% of the meetings of the Board of Directors and the respective committees of which they are members.

                      EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years earned by or paid to the Company's Chief Executive Officer and to each of the Company's four other most highly compensated executive officers as of the end of fiscal 1996 who earned in excess of $100,000 in salary and bonus during fiscal 1996 (collectively, the "Named Executive Officers").

                                                                           Long Term
                                                                         Compensation
                                                Annual Compensation <F1>    Awards
                                                -------------------      -------------
                                                                          Securities           All
                                                                          Underlying           Other
                                                Salary      Bonus          Options          Compensation
Name and Principal Position        Year <F2>     ($)         ($)             (#)                  ($)
- - ----------------------------       -------      ------      ------         ----------       -------------
William G. Miller                   1996       $150,000     $41,667            -                 -
  Chairman and Chief Executive      1995        154,000      12,500            -                 -
  Officer                           1994        112,000        -               -                 -

Jeffrey I. Badgley                  1996         98,333      27,083         33,000               -
  President and Chief Operating     1995         76,667       6,250         60,000           50,000<F3>
  Officer                           1994         75,000         -              -                 -

Frank Madonia                       1996         83,333      22,083         25,500               -
   Vice President, Secretary and    1995         80,667       6,250         60,000           50,000<F3>
   General Counsel                  1994         77,000         -              -                 -

J. Vincent Mish                     1996         83,333      20,000         25,500               -
   Vice President, Treasurer        1995         80,667       6,250         60,000           50,000<F3>
   and Chief Financial Officer      1994         77,000         -              -                 -

L. Stanley Neely                    1996         85,000      19,028            -
   Vice President                   1995         89,000       4,584         60,000           50,000 <F3>
                                    1994         97,000         -              -                 -

<F1> Excludes perquisites and other personal benefits aggregating less than $50,000 or 10% of the named executive's officer's annual salary and bonus.
<F2> Years 1996 and 1995 reflect fiscal years ended April 30; Year
     1994 reflects the twelve months ended April 30, 1994.
<F3> Consists of the one time payment made to the listed officers in August 1994 as part of the settlement of certain equity participation plans which were terminated in connection with a reorganization in April 1994.

OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table summarizes certain information regarding stock options issued to the Named Executive Officers during fiscal 1996. No stock appreciation rights ("SARs") have been granted by the Company.
                                 Option Grants in Last Fiscal Year

                                                                                                       Potential Realizable
                                                                                                        Value at Assumed
                                                                                                      Annual Rates of Stock
                                                                                                        Appreciation for
                                                Individual Grants                                        Option Term<F2>
                     -------------------------------------------------------------------------        --------------------

                          Number of            Percent of Total
                         Securities           Options Granted to     Exercise
                      Underlying Options     Employees in Fiscal       Price       Expiration
    Name                  Granted                   1996            ($/Share)          Date            5%($)         10%($)
                          (#)<F1>
   -----             --------------------    ------------------     -----------    -----------         -----         ------

William G. Miller            -0-                   -0-                   -              -                 -             -
Jeffrey I. Badgley         33,000                  12.3%              $11.33         7/18/05           $235,137    $595,884
Frank Madonia              25,500                   9.5%               11.33         7/18/05            181,697     460,456
J. Vincent Mish            25,500                   9.5%               11.33         7/18/05            181,697     460,456
L. Stanley Neely             -0-                   -0-                   -              -                 -             -

<F1>  All options were granted pursuant to the Stock Option and Incentive
      Plan, have a term of ten years, and vest in one-fourth increments annually from July 19, 1995.
<F2>  Potential realizable value is calculated from a base stock price of
      $11.33, the exercise price of the options granted.

OPTIONS EXERCISED IN LAST FISCAL YEAR, FISCAL YEAR END OPTION VALUES

     No options were exercised in the fiscal year ended April 30, 1996. The following table summarizes certain information regarding year end option values of the Named Executive Officers.

                                  Number of Securities Underlying
                                   Unexercised Options Held at            Value of Unexercised In-the-Money
                                         April 30, 1996                 Options Held at April 30, 1996($)<F1>
                               -------------------------------------     ----------------------------------
      Name                     Exercisable        Unexercisable          Exercisable         Unexercisable
   --------                    -----------        -------------          -----------         -------------
William G. Miller . . .            -0-                -0-                    -0-                   -0-
Jeffrey I. Badgley  . .          15,000              78,000               $313,125             1,485,360
Frank Madonia . . . . .          15,000              70,500                313,125             1,361,273
J. Vincent Mish . . . .          15,000              70,500                313,125             1,361,273
L. Stanley Neely  . . .          15,000              45,000                313,125               939 375
- - --------------------

<F1>  Reflects the market value of the underlying securities at the closing price on the New York Stock Exchange on April 30, 1996, ($27,875), less the exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

     Miller Industries Towing Equipment entered into an employment agreement with Mr. Badgley which provides for a base salary of a minimum of $70,000. Mr. Badgley also receives certain insurance and other benefits as are generally provided by the Company to its employees. Mr. Badgley's employment agreement is for a term of 10 years and requires Mr. Badgley to meet certain concurrent employment conditions with Miller Industries Towing Equipment or its affiliates. Employment may be terminated prior to that time for "cause," as defined in the employment agreement.
The employment agreement may also be terminated at the option of Miller Industries Towing Equipment in the event net sales of products do not equal or exceed $35 million for any rolling twelve month period and continuing through the term of the agreement. The agreement also provides for non-competition by Mr. Badgley for a period ending three years from termination or expiration of the agreement, unless such a period is extended by agreement. In consideration of the non-competition agreement, Miller Industries Towing Equipment will pay one-half of Mr. Badgley's base salary for such period.

     In July 1995, the Company approved employment agreements with Messrs. Madonia and Mish. Each of the agreements provides for a base salary of $80,000 and provides for such additional benefits as are generally available to the executive officers of the Company. Each of these employment agreements is for a period of two years and may be terminated by the Company for "cause," as defined therein. In addition, each agreement provides for non-competition by the employees for a period ending two years from expiration of the terms of the agreement, two years following voluntary termination by the employee or termination for cause by the Company. In consideration of the non-competition provision, the Company will pay one-half of such employee's base salary for such period.

     Each of the remaining executive officers has entered into non-competition agreements which generally limit the ability to be employed by a competitor of the Company, or otherwise compete with the Company, for three years from the date of expiration or termination of employment. The non-competition agreements also contain confidentiality and non-disclosure provisions respecting disclosure of confidential information of the Company.

COMPENSATION OF DIRECTORS

     The members of the Board of Directors who are employees of the Company do not receive additional compensation for Board or committee service. Each of the non-employee directors of the Company was granted upon the effectiveness of the Company's initial public offering options to purchase 10,000 shares of the Common Stock pursuant to the Director Plan at an exercise price equal to the then applicable fair market value ($7.00 per share). Each individual who subsequently becomes a non-employee director shall be granted an option to purchase 10,000 shares of Common Stock as of the date of becoming a director. In addition, on the first business day following each annual meeting of shareholders, each non-employee director is to receive an option to purchase 2,000 shares, plus up to 2,000 additional shares based upon the earnings of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During Fiscal 1996, the Compensation Committee was comprised of Messrs. Chandler, Furbacher and Roberts, all of whom are non-employee directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     OVERVIEW. The Company's general compensation policies on executive officer compensation are administered by the Compensation Committee (the "Committee") of the Board of Directors; however, the Committee submits its determinations to the full Board for its comments and concurrence. All members of the Committee are non-employee directors. It is the responsibility of the Committee to determine whether the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

     The three components of executive officer compensation are base salary, annual bonus awards and stock option grants, except for the Chief Executive Officer whose compensation includes only base salary and annual bonus awards. In addition to the Committee's determinations on base salary and bonus award, the Committee administers the Company's stock option plan and recommends to the Board of Directors the options to be granted to executive officers.

     The Company believes that its executive compensation policy should be reviewed annually and should be reviewed in light of the Company's financial performance, its annual budget, its position within its industry sector and the compensation policies of similar companies in its business sector. The Committee believes that in addition to corporate performance, it is appropriate to consider in setting and reviewing executive compensation the level of experience and the responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, analytical skills, organization development, public affairs and civic involvement are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Committee.

     The Company uses grants of options to better align the interests of the Company's officers and employees with the long-term interests of the Company and its shareholders. All options for the purchase of 500 or more shares vest in four equal annual installments, and all options for the purchase of fewer than 500 shares vest in two equal annual installments. All options are exercisable until the tenth anniversary of the grant date unless otherwise earlier terminated pursuant to the terms of the individual option agreement. During the 1996 fiscal year, the Company granted an aggregate of 269,304 options to employees and executive officers under the 1994 Plan. The named executive officers received options for the purchase of an aggregate of 84,000 shares, or 31.2% of the total shares subject to option grants granted in fiscal 1996 under the 1994 Plan. In total, options have been granted to approximately 270 employees and sales representatives of the Company since the beginning of fiscal 1995. The Committee strongly believes it is important for the non-executive officer employees of the company to have a long-term equity interest in the Company.

     During fiscal 1996, the Committee reviewed the salaries of all executive officers and the established levels of participation of those officers in the Company's Cash Bonus Plan and the 1994 Plan. In its review, the Committee discussed the performance of the executive officers with the Chief Executive Officer and further considered the compensation packages, employment agreements (as applicable) and existing stock options (as applicable) of each officer and of the Chief Executive Officer. The Committee's review of executive officer compensation included consideration of individual performance and contribution to the Company, a comparison to compensation paid to executive officers in companies of similar size in related industries, the financial performance of the Company, and other factors the Committee believed were relevant in making its determination. Based on its review, the Committee determined not to grant any additional options or otherwise adjust compensation for any of the Executive Officers as had been previously established by the Board of Directors.

     Each of Messrs. Badgley, Madonia and Mish is a party to an employment agreement with the Company or a subsidiary of the Company.
The agreement of Badgley was entered into on October 14, 1993, and the agreements of Messrs. Madonia and Mish were approved in July, 1995. Mr. Miller, the Company's Chief Executive Officer, is not employed under an employment agreement. Mr. Miller's compensation for fiscal 1996 was established by the Board of Directors, and he received no options for the purchase of shares of Common Stock. Mr. Miller is a holder of approximately 29% of the outstanding Common Stock.

     FEDERAL INCOME TAX DEDUCTIBILITY LIMITATION ON EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code was enacted as part of the 1993 Omnibus Budget Reconciliation Act ("OBRA") and generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company's Chief Executive Officer or any other of the four highest compensated officers. The Committee continues to analyze the potential impact of this limitation. Under the regulations and the transition rules, executive compensation pursuant to the 1994 Plan should be qualifying "performance based" compensation and therefore be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, including base salary and amounts awarded under the Cash Bonus Plan, are not excluded from the limit. The Committee currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because of the spread between present levels of executive officer compensation and the limit under the regulation. In any event, the Committee believes that performance based compensation is desirable and can be structured in a manner to constitute qualifying as performance based compensation under
Section 162(m).
                              A. Russell Chandler, III
                              Stephen A. Furbacher
                              Richard H. Roberts

PERFORMANCE GRAPH

     The following line graph compares the percentage change in the cumulative shareholder return on the Common Stock with The Nasdaq Composite Index, The New York Stock Exchange Composite Index and the Standard &
Poor's Heavy Trucks and Parts Index over the period of time from August 2, 1994 (the initial trading date of the Common Stock) through April 30, 1996. The Common Stock was reported on the Nasdaq Stock Market's National Market until December 19, 1995, and since that date has traded on the New York
Stock Exchange. The companies included in the Standard & Poor's Heavy Trucks and Parts Index are Cummins Engine Company, Inc., Dana Corporation, Eaton Corporation, Navistar International Corporation and Paccar, Inc. The respective returns assume reinvestment of dividends paid.

                   [GRAPH APPEARS HERE]

                    Stock Performance Graph

                                              8/2/94       4/28/95      4/30/96
                                              ------       -------      -------
Miller Industries, Inc.                       100.0         161.1        371.6
NYSE Composite Index                          100.0         109.1        138.2
Nasdaq Composite Index                        100.0         116.4        164.3
S&P Heavy Duty Trucks & Parts                 100.0         105.0        121.3

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     EQUIPMENT LEASE. The Company has leased certain manufacturing equipment from Challenger Wrecker Corporation ("Challenger Wrecker") under an operating lease agreement. In connection with the dissolution and liquidation of Challenger Wrecker and Miller Group, Inc., the equipment was distributed to William G. Miller. The Company made lease payments of $12,000 to Mr. Miller and acquired the equipment at one-half its book value ($52,800) in accordance with the lease terms in August 1995.

     PAYMENTS TO FLOW MEASUREMENT, INC. During the fiscal year 1996, the Company leased an airplane from Flow Measurement, Inc. Aggregate payments made during fiscal 1996 were $75,734. William G. Miller, Chairman, President and Chief Executive Officer of the Company owns 80% of the outstanding stock of Flow Measurement, Inc. The Company believes the rates charged for lease of the airplane were below rates the Company could otherwise obtain from an independent third party.

                        PROPOSAL 2:  AMENDMENT OF

                 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Non-Employee Director Stock Option Plan (the "Director Plan") was originally adopted by the Company's shareholders on April 28, 1994, and amended at the 1995 annual meeting. The purposes of the Plan are to attract and retain well-qualified persons for service as directors of the Company and to provide directors with an opportunity to increase their ownership interest in the Company, thereby aligning their interests with those of the Company's shareholders, generally. The Director Plan currently authorizes the grant of options for an aggregate of 300,000 shares (as adjusted to give effect to the 3-for-2 stock split on the Common Stock effected in April 1996). The Board of Directors has adopted an amendment to the Director Plan, which, subject to shareholder approval at the Annual Meeting, would increase the aggregate number of shares of Common Stock authorized for issuance to 400,000.


     As initially adopted, the Director Plan provided that on the first business day following each annual meeting of shareholders, each non-employee director was to receive an option to purchase up to 2,000 shares of the Common Stock. The specific number of shares granted (up to a maximum of 2,000) was based on the performance of the Company as measure by the increase in income before income taxes for the immediately preceding fiscal year as compared to the next preceding fiscal year. In addition, each non-employee director who served as of the effective date of the Company's initial public offering (or who becomes a director at any time in the future) received (or shall receive) an option for the purchase of 10,000 shares of Common Stock.

     As amended, the Director Plan currently provides that, in addition to the provisions set forth in the paragraph above, non-employee directors, in lieu of cash compensation, receive an option for the purchase of 2,000 shares of Common Stock for service as a director, on the first day following each annual meeting of shareholders (beginning with the Annual Meeting). Therefore each non-employee director on the day following each annual meeting of shareholders will receive an option for the purchase of 2,000 shares of Common Stock and an option for the purchase of up to 2,000 shares based on the Company's performance as set forth in the paragraph above. No cash compensation for attending Board or committee meetings is paid.

     Should the amendment to the Director Plan be approved, the number of shares reserved for issuance pursuant to the exercise of options under the Director Plan will be increased to an aggregate of 400,000 shares of Common Stock.

     A copy of the proposed amendment is attached as EXHIBIT A to this Proxy Statement. If approved by the shareholders, the amendment will become effective as of June 28, 1996.

SUMMARY OF MATERIAL PROVISIONS OF THE DIRECTOR PLAN

     The following is a summary of the material provisions of the Director Plan, as proposed to be amended.

     SHARES. The total number of shares of Common Stock available for distribution pursuant to the Director Plan is currently 300,000 shares, of which options for the purchase of 120,000 shares have been granted. Approval of the proposed amendment will increase the shares available for issuance upon the exercise of options from 300,000 to 400,000 shares.
The increase in authorized shares is to provide the Company with the ability over the next several years to make the nondiscretionary grants as contemplated in the Director Plan. Options which expire unexercised or are forfeited shall again become available for distribution under the Director Plan.

     PARTICIPATION. All directors of the Company who are neither full-time employees of the Company nor officers of the Company participate in the Director Plan.

     ADMINISTRATION. The Director Plan is administered by the Compensation Committee of the Company's Board of Directors.

     AWARDS UNDER THE DIRECTOR PLAN. Pursuant to the Director Plan, the Company granted options to purchase 15,000 shares of Common Stock to each of the Company's then-current non-employee directors on the date of the effectiveness of the initial public offering at an exercise price equal to the initial public offering price of the Common Stock in the Offering. The Director Plan also provides that each new non-employee director will receive options to purchase 10,000 shares of Common Stock upon his or her

initial election to the Board. Such options will become exercisable annually in three equal installments beginning on the first anniversary of the date of the grant and will expire ten years from the date of grant if not exercised.

     In addition, the Director Plan provides that each non-employee director who served in such capacity for at least six months of the previous fiscal year is automatically granted, on the first business day following each annual meeting of shareholders, an option to purchase up to 2,000 shares of Common Stock based upon the performance of the Company as measured by the increase in income before taxes for the immediately preceding fiscal year as compared to the next preceding fiscal year. In addition, each non-employee director shall receive an option for the purchase of 2,000 shares on the first business day following each annual meeting of shareholders. Such options will become exercisable in equal amounts, one-half at the end of the fiscal year (but not less than six months) following the date of grant, and the remainder 18 months after the date of grant. All such options will expire ten years from the date of grant if not exercised.

     The option exercise price under the Director Plan will be equal to 100% of the Fair Market Value (as defined in the Director Plan) of the Common Stock on the date of the option grant. The option exercise price may be paid in cash, shares of Common Stock, or a combination of cash and shares. All options granted to non-employee directors are nontransferable, other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. If a person ceases to be a non-employee director due to death, disability or retirement, his or her options generally will be exercisable for a period of one year thereafter (but not later than the expiration date of the option). If a non-employee director's service terminates for any other reason, options that are not then exercisable shall be canceled, and options that are exercisable may be exercised at any time within 90 days after the date of such termination (but not later than the expiration date of the options).

     CHANGE IN CONTROL PROVISIONS. The Director Plan provides for the acceleration of certain benefits in the event of a "Change in Control" (as defined in the Director Plan) of the Company. Upon the occurrence of a Change in Control, all unexpired non-employee director options shall become immediately exercisable and vested, and options which have been outstanding for at least six months shall be canceled in consideration for a payment equal to the excess of the Change in Control Price (as defined in the Director Plan) of the Common Stock over the option exercise price.

     AMENDMENT. The Director Plan may be amended by the Board of Directors, except that the Board may not (i) change any option previously made under the Director Plan in a manner which would impair the recipients' rights without their consent; (ii) amend the Director Plan without approval of the Company's shareholders if the effect of the amendment would be to: (a) materially increase the number of shares reserved under or benefits accruing to participants under the Director Plan, (b) materially change the requirements for eligibility under the Director Plan, or (c) materially modify the method for determining the number of options granted under the Director Plan, except as authorized by the Director Plan; and (iii) amend the Director Plan within six months of a prior amendment, except as required for compliance with the Internal Revenue Code of 1986, as amended from time to time, or the rules thereunder.
                               -15-

     ADJUSTMENT. In the case of a reorganization, recapitalization, stock split, reverse stock split, stock dividend, exchange or combination of shares, merger, consolidation, rights offering, or any change in capitalization of the Company, appropriate adjustments will be made by the Compensation Committee, in its sole discretion, in the number of shares for which options may be granted pursuant to the Director Plan.

     FEDERAL INCOME TAX ASPECTS. With respect to the nonqualified stock options to be granted pursuant to the Director Plan: (a) no income is realized by the participant at the time the option is granted; (b) generally upon exercise of the option, the participant realizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value on the date of exercise and the Company will be entitled to a tax deduction in the same amount; and (c) at disposition any appreciation (or depreciation) after the date of exercise is treated as a short-term or a long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

CONCLUSION AND RECOMMENDATION

     The Board of Directors believes it is in the best interests of the Company and its shareholders to adopt the amendment to the Director Plan.

     A majority of the votes of all shares present, represented and entitled to vote is necessary for approval of this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

                        PROPOSAL 3:  AMENDMENT OF
                     STOCK OPTION AND INCENTIVE PLAN

     The Company's Stock Option and Incentive Plan was originally adopted by the Company's shareholders in April 1994 (the "1994 Plan"). The 1994
Plan currently authorizes 1,500,000 shares (all share numbers have been revised to give effect to the 3-for-2 stock split on the Common Stock effected in April 1996) of Common Stock for issuance. At April 30, 1996 there were 694,590 shares of Common Stock available for issuance under the 1994 Plan. The Board of Directors has proposed an amendment to the 1994
Plan, subject to shareholder approval at the Annual Meeting, to increase the number of shares authorized for grant to a maximum of 3,000,000 shares. The amendment provides further, however, that the Compensation Committee (the "Committee") may not make grants under the 1994 Plan to the extent that any such grant would cause the number of shares authorized for grant pursuant to outstanding grants to exceed 12.5% of the issued and outstanding shares of Common Stock at the time of, and after giving effect to, the grant. Based on the number of shares of Common Stock outstanding at April 30, 1996, a maximum of 1,446,417 shares (12.5% of 11,571,336) would have been eligible for issuance pursuant to options under the 1994 plan as of that time.

      As the Company expands internally and through acquisitions, it expects the number of employees eligible for grants under the 1994 Plan to increase. The Board has proposed the amendment to increase the number of shares authorized under the 1994 Plan to accommodate the expected increases in personnel, but, recognizing that the increases will occur over time, the Board decided to limit the number of shares subject to outstanding grants to 12.5% of the issued and outstanding
Common Stock at the time of the grant. For example, although the amendment would ultimately allow up to 3,000,000 shares to be issued pursuant to grants, at April 30, 1996 an aggregate of only 1,446,417 shares would have been eligible for issuance due to the 12.5% limitation.
The Committee and the Board believe that stock-based incentive compensation, particularly through the award of stock options, is a key element of officer and key employee compensation. Stock-based compensation advances the interests of the Company by encouraging and providing for the acquisition of equity interests in the Company by officers and key employees, thereby providing substantial motivation for superior performance and more fully aligning their interests with shareholders.

     A copy of the proposed amendment is attached as EXHIBIT B to this Proxy Statement. If approved by shareholders, the amendment will become effective as of June 28, 1996.

SUMMARY OF MATERIAL PROVISIONS OF THE PLAN

     The following is a summary of the material provisions of the 1994 Plan, as proposed to be amended.

     SHARES

        Subject to shareholder approval at the Annual Meeting, the 1994 Plan will be amended to authorize the issuance of up to 3,000,000 shares of the Common Stock. The number of shares subject to grants under the 1994 Plan would be further limited, however, so that at no time may the Committee make grants under the 1994 Plan for shares in excess of 12.5% of the issued and outstanding Common Stock at the time of any grant. As of April 30, 1996, options for 805,410 shares (approximately 7% of the Company's outstanding Common Stock on that date) under the Plan were outstanding. Based on the number of shares of Common Stock outstanding at April 30, 1996, a maximum of 1,446,417 shares (12.5% of 11,571,336) would

have been eligible for issuance pursuant to options under the 1994 Plan as of that date. Shares awarded under the 1994 Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. If shares subject to an option under the 1994 Plan cease to be subject to such option, or if shares awarded under the 1994 Plan are forfeited or otherwise terminate without a payment being made to the participant in the form of Common
Stock and without the payment of any dividends thereon, such shares will again be available for future distribution under the 1994 Plan. As amended, the 1994 Plan will continue to provide for appropriate adjustment in the number of shares in the event of a stock dividend, recapitalization, merger or the like.

     PARTICIPATION

     1994 Plan awards may be made to employees, including officers, of the Company, its subsidiaries and affiliates, and to consultants thereof, but may not be granted to any director who is a member of the Committee administering the 1994 Plan or to any other director unless the director is also a regular employee of the Company, its subsidiaries or affiliates. The number of officers and other employees currently eligible for awards pursuant to the 1994 Plan is approximately 320.

     ADMINISTRATION

     The 1994 Plan is administered by a Committee of no less than two disinterested individuals to be appointed by the Board, which Committee is currently the Compensation Committee of the Board.

     AWARDS UNDER THE PLAN

     The Committee will have the authority to grant the following type of awards under the 1994 Plan: (1) stock options; (2) stock appreciation rights; (3) restricted stock; (4) deferred stock; (5) stock purchase rights; and (6) other stock-based awards.

     1. STOCK OPTIONS. Incentive stock options ("ISOs") and non-qualified stock options may be granted for such number of shares as the Committee will determine and may be granted alone, in conjunction with, or in tandem with, other awards under the 1994 Plan and/or cash awards outside the 1994 Plan.

     A stock option will be exercisable at such times and subject to such terms and conditions as the Committee will determine and over a term to be determined by the Committee, which term will be no more than ten years after the date of grant. The option price for any ISO will not be less than 100% (110% in the case of certain 10% shareholders) of the fair market value of the Company's Common Stock as of the date of grant. Payment of the option price (in the case of an ISO) may be in cash, or, as determined by the Committee, by unrestricted Common Stock having a fair market value equal to the option price. For non-qualified stock options, payment, as determined by the Committee, may also be made in the form of restricted stock or deferred stock.

     Upon termination of an option holder's employment for cause, such employee's stock options will terminate. On the employee's retirement, stock options will be exercisable within the lesser of the remainder of the option period or three months from the date of retirement. Upon death or disability of an employee, stock options will be exercisable by the deceased employee's representative within the lesser of the remainder of the option period or one year from the date of the employee's death or disability. Unless otherwise determined by the Committee, if the employee's employment is terminated for any reason other than death, disability or retirement, all of the employee's employment is terminated for any reason other than death, disability or retirement, all of the employee's unexercised options shall immediately terminate; provided, however, that if the employee is involuntarily terminated without cause, the employee's options will be exercisable for three months following termination or until the end of the option period, whichever is shorter.

     2. STOCK APPRECIATION RIGHTS. Stock Appreciation Rights ("SARs") may be granted in conjunction with all or part of a stock option and will be exercisable only when the underlying stock option is exercisable.
Once an SAR has been exercised, the related portion of the stock underlying the SAR will terminate.

     Upon the exercise of an SAR, the Committee will pay to the employee in cash, Common Stock or a combination thereof (the method of payment to be at the discretion of the Committee), an amount of money equal to the excess between the fair market value of the stock on the exercise date and the option price, multiplied by the number of SARs being exercised.

     In addition to the foregoing SARs, the Committee may grant limited SARs which will be exercisable only in the event of a change in control or potential change in control of the Company as defined in the 1994 Plan. In awarding SARs or limited SARs, the Committee may provide that in the event of a change in control or potential change in control, SARs or limited SARs may be cashed out on the basis of the change in control price, as defined in the 1994 Plan.

     3. RESTRICTED STOCK. Restricted stock may be granted alone, in conjunction with, or in tandem with, other awards under the 1994 Plan and/or cash awards outside of the 1994 Plan and may be conditioned upon the attainment of specific performance goals or such other factors as the Committee may determine. The provisions attendant to a grant of restricted stock may vary from participant to participant.

     In making an award of restricted stock, the Committee will determine the periods during which the stock is subject to forfeiture, and may grant such stock at a purchase price equal to or less than the par value of the Common Stock.

     During the restriction period, the employee may not sell, transfer, pledge or assign the restricted stock. The certificate evidencing the restricted stock will remain in the possession of the Company until the restrictions have lapsed.

     Upon the termination of the employee's employment for any reason during the restriction period, all shares of restricted stock either will vest or be subject to forfeiture, in accordance with the terms and conditions established by the Committee at or after grant. During the restriction period, the employee will have the right to vote the restricted stock and to receive any cash dividends. At the time of award, the Committee may require the deferral and reinvestment of any cash dividends in the form of additional shares of restricted stock. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant.

     4. DEFERRED STOCK. Deferred stock may be granted alone, in conjunction with, or in tandem with, other awards under the 1994 Plan and/or cash awards outside of the 1994 Plan and may be conditioned upon the attainment of specific performance goals or such other factors as the Committee may determine. The provisions attendant on a grant of deferred stock may vary from participant to participant.

     During the deferral period as set by the Committee, the employee may not sell, transfer, pledge or assign the deferred stock award. At the end of the deferral period, shares of common stock equal to the number covered by the award of deferred stock will be delivered to the employee.

     5. STOCK PURCHASE RIGHTS. The Committee may grant eligible individuals rights to purchase the Company's Common Stock at (a) fair market value at the date of grant, (b) the fair market value on the date of purchase, (c) 50% of fair market value at the date of grant or purchase, (d) the book value at the date of grant or purchase, or (e) an amount equal to the par value of the Common Stock on the date of grant. The Committee may condition such rights, or their exercise, on such terms and conditions as it sees fit.

     6. OTHER STOCK-BASED AWARDS. The Committee may also grant other types of awards that are valued, in whole or in part, by reference to or otherwise based on the Company's Common Stock. These awards may be granted alone, in addition to, or in tandem with, stock options, SARs, restricted stock, deferred stock or stock purchase rights and/or cash awards outside of the 1994 Plan. Such awards will be made upon terms and conditions as the Committee may in its discretion provide.

     CHANGE IN CONTROL PROVISIONS

     If there is a change in control or a potential change in control (as defined in the 1994 Plan), any SARs and limited SARs outstanding for at least six months and any stock options which are not then exercisable will become fully exercisable and vested. Similarly, the restrictions and deferral limitations applicable to restricted stock, deferred stock, stock purchase rights and other stock-based awards will lapse and such shares and awards will be deemed fully vested. Stock options, SARs, limited SARs, restricted stock, deferred stock, stock purchase rights and other stock-based awards will, unless otherwise determined by the Committee in its sole discretion, be cashed out on the basis of the change in control price described below.

     The change in control price will be the highest price per share paid in any transaction reported on The New York Stock Exchange, or paid or offered to be paid in any bona fide transaction relating to a potential or actual change in control of the Company, at any time during the immediately preceding 60 day period as defined by the Committee. A change in control occurs if (1) any person becomes a beneficial owner directly or indirectly of 40% or more of the total voting stock of the Company (subject to certain exceptions), (2) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination or similar transaction less than a majority of the combined voting power of the then outstanding securities of the Company are held in the aggregate by the holders of Company securities entitled to vote generally in the election of directors immediately prior to such transaction, (3) during any period of two consecutive years, individuals which at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof unless each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors the Company then still in office who were directors of the Company at the beginning of any such period or (4) a majority of the members of the Committee in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change of control. A potential change in control means (1) approval by the shareholders of an agreement which, if completed, would constitute a change in control, or (2) the acquisition by a person of 5% or more of the total voting stock of the Company and the adoption by the Committee of a resolution that a potential change in control, as defined in the 1994 Plan, has occurred.

     AMENDMENT

     The 1994 Plan may be amended by the Board of Directors, except that the Board may not, without the approval of the Company's shareholders, increase the number of shares available for distribution, change the pricing rule applicable for stock options or purchase rights, change the employees or class of employees eligible to receive awards under the 1994 Plan, or extend the term of the 1994 Plan.

     ADJUSTMENT

     In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other change in the Company's structure affecting the Common Stock, appropriate adjustments will be made by the Committee, in its sole discretion, in the number of shares reserved under the 1994 Plan and in the number of shares covered by options and other awards then outstanding under the 1994 Plan and, where applicable, the exercise price for awards under the 1994 Plan.

     FEDERAL INCOME TAX ASPECTS

     The following is a brief summary of the
Federal Income tax aspects of awards made under the 1994 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

     1. INCENTIVE STOCK OPTIONS. No taxable income is realized by the participant upon the grant or exercise of an ISO. If Common Stock is issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the participant within two years of the date of grant or within one year after the transfer of the shares to the participant, then: (a) upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain, and any loss sustained will be a capital loss, and (b) no deduction will be allowed to the Company for Federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.

     If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally: (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (b) the Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term gain or loss, as the case may be, and will not result in any deduction by the Company.

     Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

     2. NON-QUALIFIED STOCK OPTIONS. Except as noted below, with respect to non-qualified stock options: (a) no income is realized by the participant at the time the option is granted; (b) generally upon exercise of the option, the participant realizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a tax deduction in the same amount; and (c) at disposition, any appreciation (or depreciation) after date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares. See "Restricted Stock" for tax rules applicable where the spread value of an option is settled in an award of restricted stock.

     3. STOCK APPRECIATION RIGHTS. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise, an amount equal to the amount of cash and the fair market value of any shares received. The Company will be entitled to a deduction at the time and in the amount included in the participant's income by reasons of the exercise. If the participant receives Common Stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under "Non-Qualified Stock Options".

     4. RESTRICTED STOCK. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. However, a participant may elect, under Section 83(b) of the Code within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund, or loss, for tax purposes only, in an amount equal to the purchase price of the forfeited shares regardless of whether he made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of such shares on such date. However, if the participant made an election under Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions), and the Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.

     5. DIVIDENDS AND DIVIDEND EQUIVALENTS. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant, and will be deductible by the Company. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by the Company.

     6. OTHER STOCK-BASED AWARDS. The Federal income tax treatment of other stock-based awards will depend on the nature of any such award and the restrictions applicable to such award. Such an award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted stock, or in a manner not described herein.

CONCLUSION AND RECOMMENDATION

     The Board of Directors believes it is in the best interests of the Company and its shareholders to adopt the amendment to the 1994 Plan to help attract and retain key persons of outstanding competence and to further identify their interests with those of the Company's shareholders generally.

     A majority of the votes of all shares present, represented and entitled to vote is necessary for approval of this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1994 EMPLOYEE STOCK INCENTIVE PLAN.

             PROPOSAL 4:  INCREASE IN AUTHORIZED COMMON STOCK

     On June 28, 1996, the Board of Directors of the Company unanimously approved an amendment to the Company's Charter to increase the number of authorized shares of the Common Stock from 20,000,000 to 100,000,000 shares, subject to approval by the shareholders at the Annual Meeting.

     The Board of Directors believes that the amendment is in the best interest of the Company and its shareholders. The amendment will provide additional shares of Common Stock which could be used for various purposes without requiring further shareholder approval unless necessitated by applicable law, regulation or stock exchange rule. Immediately after the amendment, approximately 11,571,912 shares of Common Stock would be outstanding, and 3,400,000 shares of Common Stock would be reserved for issuance under the Company's stock option plans (assuming approval of Items 2 and 3 described herein), of which 924,496 shares would be subject to outstanding options. The remaining authorized shares of Common Stock would be available for issuance from time to time for any proper corporate purpose, including stock splits, stock dividends, financings, acquisitions, stock options and other employee benefit plans.

     The Board believes that having additional authorized shares of Common Stock is desirable in order for the Company to be able to issue additional shares without the expense and delay of a special shareholders meeting in many cases. The Company does not presently have any definitive agreement that would result in the issuance of any additional shares of Common Stock, except pursuant to the Company's stock option plans.

     The availability of authorized but unissued shares of Common Stock could affect the ability of a third party to gain voting control of the Company, since the Board of Directors could authorize the issuance of such shares in a private placement or otherwise to one or more persons, thereby diluting the voting power of a person attempting to acquire control. Additionally, unissued shares could be issued in circumstances that would dilute the equity position of any such potential acquiror. In either event, the issuance of shares of Common Stock could serve to preserve the present control of the Company.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for the adoption of the proposed amendment. The Board of Directors recommends a vote FOR approval of the amendment to the Company's Charter to increase the number of authorized shares.

              PROPOSAL 5:  INCREASE IN MAXIMUM SIZE OF BOARD

     On June 28, 1996, the Board of Directors of the Company also unanimously approved an amendment to the Company's Charter to increase the maximum number of directors that may constitute the entire Board of Directors from seven to fifteen, subject to approval by the shareholders at the Annual Meeting.

     The Company's Charter currently provides that the number of directors which shall constitute the entire Board of Directors shall be not less than three nor more than seven, with the exact number within that range being determined from time to time by the Board of Directors. The Board currently consists of seven directors, but cannot be expanded beyond seven without amending the Company's Charter. The Board believes it would be desirable for the Company to have the flexibility to offer Board seats to qualified persons from time to time without replacing current members. For example, if the Company were to consummate a significant acquisition, the Board might find it beneficial to expand the size of the Board to add one or more significant shareholders or members of management of the acquired company. The Board could make such appointments without seeking shareholder approval.

     If the proposed amendment is adopted, the Board may at any time act to increase its size and appoint persons chosen by the Board to fill the vacancy or vacancies created by such increase. The Board does not, however, have any current plans to increase the size of the Board beyond the seven members described in this proxy statement.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for the adoption of the proposed amendment. The Board of Directors recommends a vote FOR approval of the amendment to the Company's Charter to increase the maximum size of the Board of Directors.

         PROPOSAL 6:  RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen, LLP, independent public accountants, to audit the accounts of the Company for fiscal 1997. Arthur Andersen, LLP audited the accounts of the Company for fiscal 1996 and has served as independent public accountants to the Company since its inception. While ratification by the shareholders of this appointment is not required by law or the Company's Charter or Bylaws, management of the Company believes that such ratification is desirable. A representative of Arthur Andersen, LLP, is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions. The Board of Directors recommends a vote "FOR" ratification of Arthur Andersen, LLP as independent public accountants to the Company.

                   COMPLIANCE WITH SECTION 16(a) OF THE
                     SECURITIES EXCHANGE ACT OF 19934

     Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the accompany, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission, The New York Stock Exchange and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that during fiscal 1996 all Section 16(a) filing requirements applicable to its executive officers, directors and stockholders were timely satisfied.

                 DEADLINE FOR SUBMISSION TO SHAREHOLDERS
                   OF PROPOSALS TO BE PRESENTED AT THE
                   1997 ANNUAL MEETING OF SHAREHOLDERS

     Any proposal intended to be presented for action at the 1997 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than March 3, 1997 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 1997 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the Securities and Exchange Commission at the time in effect.

                         METHOD OF COUNTING VOTES

     Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and "non-votes" will be counted for the purposes of determining a quorum. Abstentions and non-votes are treated as votes against the proposals presented to the shareholders other than the election of directors. Because directors are elected by a plurality of the votes cast, abstentions are not considered in the election. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

                              MISCELLANEOUS

     It is important that proxies be returned promptly, to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxies promptly.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 1996 IS INCLUDED WITHIN THE ANNUAL REPORT PROVIDED WITH THIS PROXY STATEMENT. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST UPON PAYMENT OF CHARGES APPROXIMATING THE COMPANY'S COST. REQUESTS SHOULD BE MADE IN WRITING TO FRANK MADONIA, VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, MILLER INDUSTRIES, INC., 900 CIRCLE 75 PARKWAY, SUITE 1250, ATLANTA, GEORGIA 30339.

                                                   EXHIBIT A


                           SECOND AMENDMENT TO
                         MILLER INDUSTRIES, INC.

                 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Miller Industries, Inc. Non-Employee Director Stock Option Plan is hereby amended as follows, subject to the approval of the Miller Industries, Inc. shareholders at the 1996 Annual Meeting of Shareholders:

     1. By deleting the first sentence of Section 5(a) in its entirety and substituting in its place the following:

               "Options to purchase up to 400,000 shares of Common Stock may be granted hereunder."

     2.   By inserting at the end of Section 8 the following sentence:

          "The amendment to the Director Plan shall become effective as of the first meeting of shareholders following the amendment approved by the directors on June 28, 1996."

                                                   EXHIBIT B


                           SECOND AMENDMENT TO
                         MILLER INDUSTRIES, INC.

                     STOCK OPTION AND INCENTIVE PLAN

     Section 3 of the Miller Industries, Inc. Stock Option and Incentive Plan is hereby amended, effective as of June 28, 1996, subject to the approval of the Miller Industries, Inc. shareholders at the 1996 Annual Meeting of Shareholders, by deleting the first sentence in its entirety and substituting therefore the following:

               "The total number of shares of Stock reserved and available for distribution under the Plan shall be three million (3,000,000) shares; provided, however, that at no time may the Committee make grants hereunder with respect to shares of Stock subject to outstanding grants under the Plan in excess of an amount equal to 12.5% of the aggregate number of shares of Stock outstanding at the time of, and after giving effect to, the grant."

                          MILLER INDUSTRIES, INC.
     This Proxy is Solicited by the Board of Directors for the Annual
       Meeting of Shareholders to be Held on Friday, August 30, 1996

                                PROXY


     The undersigned shareholder of Miller Industries, Inc. hereby constitutes and appoints William G. Miller and Frank Madonia, or either of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of Common Stock of Miller Industries, Inc., at the Annual Meeting of the Shareholders to be held in Atlanta, Georgia on Friday, the 30th day of August, 1996, at 11:00 a.m., and at any and all adjournments thereof as follows:

(1)  /  /  FOR all of the following Class II nominees (except as marked to the contrary below:

           NOMINEES:  A. Russell Chandler, III and Jeffrey I. Badgley,

    /  /   WITHHOLD AUTHORITY to vote for all nominees listed,
           (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).


           ------------------------------------------------------------

(2) For the approval of the proposal to amend the Company's Non-Employee Director Stock Option Plan to increase the number of shares issuable thereunder

           /  / For    /  /  Against   /  /  Abstain

(3) For the approval of the proposal to amend the Company's Stock Option and Incentive Plan to increase the number of shares issuable thereunder.

           /  / For    /  /  Against   /  /  Abstain

(4) For the approval of the proposal to amend the Company's Charter to increase the number of authorized shares of Common Stock.

           /  / For    /  /  Against   /  /  Abstain

(5) For the approval of the proposal to amend the Company's Charter to increase the maximum number of directors which may constitute the entire Board of Directors.

           /  / For    /  /  Against   /  /  Abstain

(6) For the approval of the proposal to ratify the appointment of Arthur Anderson, LLP as the independent accountants of the Company.

           /  / For    /  /  Against   /  /  Abstain

(7) For the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue hereof.

     THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH OF THE NOMINEES AND PROPOSALS LISTED ABOVE AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED.

     It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated July 30, 1996 and the Proxy Statement furnished therewith.

                              Dated and signed _________ ____________, 1996


                              --------------------------------------------

                              --------------------------------------------

                              (Signature should agree with the name(s) hereon, Executors, administrators, trustees, guardians and attorneys should so indicate when signing. For joint accounts each owner should sign. Corporations should sign their full corporate name by a duly authorized officer.)

This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to SunTrust Bank, Atlanta, Attn: Corporate Trust Department, P.O. Box 4625, Atlanta, Georgia 30302, in the accompanying prepaid envelope.